EXHIBIT 99.1

DYNACQ HEALTHCARE, INC. SETTLES LITIGATION

HOUSTON—(BUSINESS WIRE)—October 24, 2005—Dynacq Healthcare, Inc. (Nasdaq Capital Markets:DYII) (“Company”) announced today that it settled a medical malpractice suit pending against it for the amount of $1,000,000. The settlement fully releases the Company and its subsidiaries from liability and prohibits the filing of any future claims relating to this matter. The amount of the settlement was significantly less than the amount sought by the plaintiffs and is within the Company’s policy limits, so the settlement will be paid in full directly by the insurance carrier.

The lawsuit was filed by Regina Oliva, as representative of the person and estate of Nicolas Moreno et. al., against Vista Medical Center Hospital and numerous other defendants, including the Company. The plaintiffs had sought damages of no more than $50,000,000 for alleged physical pain and suffering and medical expenses for defendants’ alleged negligence during Moreno’s spinal surgery. The plaintiffs also sought damages for alleged mental anguish and loss of financial support by various family members of Mr. Moreno, and joint and several liability among the defendants.

Acceptance of the settlement is still subject to approval of the Probate Court in Harris County, Texas.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Contact:

Dynacq Healthcare, Inc., Houston, Texas

Holly Hubenak, 713-378-2000

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, customer mix, third party reimbursement rates, financial stability of major customers, government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially, depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statement that speak only as of the date herein.